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                                                                   EXHIBIT 3.1.2

                                                            [STAMP]

                          ARTICLES OF AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                            OF ATWOOD OCEANICS, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation which increases the number of authorized shares of common stock of the Corporation and authorizes a class of Preferred Stock.

         Article 1. The name of the corporation is Atwood Oceanics, Inc.

         Article 2. The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on February 14, 1975: Article IV of the Restated Articles of Incorporation is hereby amended to read as fellows:

         A. The aggregate number of shares which the corporation shall have authority to issue is eleven million (11,000,000) of which ten million (10,000,000) shares of $1.00 Par Value each, amounting in the aggregate to Ten Million Dollars ($10,000,000), shall be common stock ("Common Shares"), and of which one million (1,000,000) shares without par value shall be preferred stock. ("Preferred Shares").

         B. The Preferred Shares authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized from time to time to divide all or any part of the Preferred Shares in series thereof and to fix and determine variations, if any, between any series so established as to dividend rates, conversion rights, rights and terms of redemption including sinking fund provisions, the redemption price or prices, the liquidation preferences, the


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conversion privileges, and the voting rights of any wholly unissued series of preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them.

         C. The preferences, limitations and relative rights of the classes of shares are as follows:

                  (1) Preferred Dividends. The holders of all Preferred Shares, regardless of series, at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board of Directors, out of any funds legally available for the payment thereof, dividends at the rate theretofore fixed by the Board of Directors for each series of such Preferred Shares that have theretofore been established, and no more, payable on dates theretofore fixed by the Board of Directors for each series of such Preferred Shares.

                  (2) Dividends Other Than Preferred Dividends. After adequate provision has been made for payment of full dividends on all Preferred Shares then outstanding for all past dividend periods and for the current dividend period, the Board of Directors may declare such further dividends as are permitted by law, and the Board of Directors shall have the absolute discretion in fixing the fashion in which holders of Preferred Shares and holders of Common Shares shall participate in such further dividends, with provision being made for one class participating more fully than the other or to the total exclusion of the other.

                  (3) Cumulativeness of Preferred Dividends. Dividends on all Preferred Shares, regardless of series, shall be cumulative. No dividends shall be declared on any shares of any series of Preferred Shares for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all Preferred Shares then outstanding. No dividends shall be declared on any shares of any series of Preferred Shares unless a dividend for the same period shall be declared at the same time upon all Preferred Shares outstanding at the time of such declaration in like proportion to the dividend rate then declared. No dividends shall be declared or paid on the Common Shares unless full dividends on all the Preferred


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         then outstanding for all past dividend periods and for the current dividend period shall have been declared and the corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

                  (4) Preference on Liquidation. In the event of any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Shares shall be entitled to receive the amount fixed for such purpose in the resolution or resolutions of the Board of Directors establishing the respective series of Preferred Shares that might then be outstanding, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions. After such payment to such holders of Preferred Shares, the remaining assets and funds of the Corporation shall be distributed pro rata among the holders of the Common Shares. A consolidation, merger or other reorganization of the corporation with any other corporation or corporations or a sale of all or substantially all of the assets of the corporation shall not be considered a dissolution, liquidation, or winding up of the corporation within the meaning of these provisions.

                  (5) Redemption Privileges of the Corporation. The whole or any part of the outstanding Preferred Shares or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the option of the corporation, exercisable by the Board of Directors upon thirty (30) days' notice by mail to the holders of such shares as are to be redeemed, by paying therefor in cash the redemption price fixed for such shares in the resolution or resolutions of the Board of Directors establishing the respective series of which the shares to be redeemed are a part, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions to the date fixed for such redemption. The corporation may redeem the whole or any part of the shares of any series, or of several series, without redeeming the whole or any part of the shares of any other series; provided, however, that if at any time less than the whole of the Preferred Shares of any particular series then outstanding shall be called for redemption, the Preferred Shares to be redeemed shall be determined by lot or



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         by such other equitable method as may be determined by the Board of
         Directors. If on the redemption date specified in any such notice funds necessary for such redemption shall have been set aside by the corporation, separate and apart of its other funds, in trust for the pro rata benefit of the holders of the Preferred Shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall no longer be deemed to be outstanding, the right to receive dividends thereon shall cease to accrue from and after the date so fixed, and all rights of shareholders of Preferred Shares so called for redemption shall, after such redemption date, cease and terminate, excepting only the right of the holders thereof to receive the redemption price thereof, but without interest; and if, before the redemption date specified in any notice of the redemption of any Preferred Shares the corporation shall deposit with a bank or trust company in the City of Houston, Texas, having a capital and surplus of at least $10,000,000 according to its last published statement of condition, in trust to be applied to the redemption of the Preferred Shares so called for redemption, the funds necessary for such redemption, then, from and after the date of such deposit, the shares so called for redemption shall no longer be deemed to be outstanding and all rights of the holders of the shares so called for redemption shall cease and terminate, excepting only the right of holders thereof to receive the redemption price thereof, without interest. Any interest accrued on funds so deposited shall be paid to the corporation from time to time. In case the holder of shares which shall have been called for redemption shall not, within five years after the making of such deposit, claim the amount deposited with respect to the redemption of such shares, the bank or trust company in which such deposit was made shall be relieved of all responsibility in respect thereof to such holder. Preferred Shares which are redeemed shall be cancelled and shall not be reissued.

                  Article 3. The number of shares of the Corporation outstanding at the time of such adoption was 2,114,617 and the number of shares entitled to vote thereon was 2,114,617.


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                  Article 4. The number of shares voted for such amendment was
         1,435,992; and the number of shares voted against such amendment was 76,762.

                                            ATWOOD OCEANICS, INC.

                                            By /s/ JOHN W. ATWOOD
                                              ----------------------------------

         ATTEST:

         /s/ JAMES T. JONGEBLOED
         ---------------------------
                           Secretary

THE STATE OF TEXAS   )

COUNTY OF HARRIS     )

         I, Betty J. Reese, a notary public, do hereby certify that on this 21st day of March, 1975, personally appeared before me JOHN H. ATWOOD, who declares he is President of the Corporation executing the foregoing document, and being first duly sworn, acknowledged that he signed the foregoing document in the capacity therein set forth and declared that the statements therein contained are true.

        IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.


                                         /s/ BETTY JO REESE
                                         -----------------------------------
                                         Notary Public in and for
                                         Harris County, TEXAS



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